Exhibit 99.2

REGIS CORPORATION, #11028470
Third Quarter Earnings Update Conference
Moderator: Paul Finkelstein
April 13, 2005, 4:30 p.m. ET

Operator	Good afternoon, my name is Jeff and I will be your conference facilitator today. At this time I would like to welcome everyone to the Regis Corporation Third Quarter 2005 Earnings Update conference call. All lines have been placed on mute to prevent any background noise. If anyone has not received a copy of this afternoon’s press release, please call Regis Corporation at 952-947-7798 and a copy will be faxed to you immediately. If you wish to access the replay for this call you may do so by dialing 1-800-405-2236 and enter the access code 11028470 followed by the pound sign.

I would like to remind you that to the extent the company’s statements or comments this afternoon represent forward-looking statements, I refer you to the risk factors and other cautionary factors in today’s news release as well as the company’s SEC filings. Reconciliation to non-GAAP financial measures mentioned in the following presentation can be found on their web site at www.regis.com.

With us this afternoon are Paul Finkelstein, Chairman and Chief Executive Officer, and Randy Pearce, Chief Financial Officer and Executive Vice President. After management has completed its update we will open the call for questions. If you would like to ask a question during this time please press the star followed by the one on your pushbutton telephone. If you wish to withdraw your question, please press the star followed by the two.

I would now like to turn the call over to Paul Finkelstein for his comments. Paul, you may begin.

P. Finkelstein	Thank you, Jeff, and thank you all for joining us. We’re obviously disappointed to announce that our third quarter earnings will be below the range we provided to you in early January. Putting aside the $40 million impairment charge, most of the 8 cent operational shortfall is nonrecurring in nature as Randy and I will explain shortly.

There are no significant systemic changes in our business model. We are still highly confident in our ability to produce double digit EPS increases over any five or 10 year time period.

With our financial model intact, we continue to invest heavily in our businesses. In fiscal 2005 we actually accelerated our investment in not only our core salon business but also Hair Club and beauty schools. These new businesses are not a distraction for us nor are they a drag on our operations. We have retained extremely competent management to operate and grow these highly profitable companies. We’re confident that they will

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provide incremental earnings growth for Regis Corporation for a long time.

As recently as fiscal 2001 we had a flat earnings year. We bounced back with strong double digit growth for four consecutive years and we will do it again. The basics remain the same: a very predictable revenue stream; service and product gross margins that should continue to improve; and being the dominant player in all three business segments with huge growth opportunities because of our small market shares.

I’d like to identify the three main expense categories that lead to the earnings shortfall. First, G&A, primarily due to the cost associated with Sarbanes-Oxley and the legal fees associated with the lawsuit related to the Fair Labor Standards Act. These legal fees should largely be behind us in six to 12 months.

Second, the product margins represented 3 cents of our shortfall and over time these margins should be recaptured.

Third, our international business represented 2 cents of our shortfall. The U.K. had payroll issues that are being resolved as we speak. Our business on the European continent is an entirely different issue. While highly profitable with earnings over 5 million Euros per year, this business has very little growth due to the long hair phenomenon coupled with the overall lack of economic growth on the continent. This will result in an impairment charge which Randy will soon discuss with you.

We’re in the process of implementing marketing and training initiatives that will establish Regis as the long hair experts. Looking back, it’s probably fair to say that we should have embraced this cycle earlier. Nevertheless as the industry leader, there is an opportunity to be far more aggressive on this front and we will be.

Further, for the past few years we have been cautious about price increases. Our fastest growing concepts have lower price points. As a result of pricing and salon mix, our average check has remained at approximately $15.50 for several years. We plan to be more aggressive on the pricing front going forward.

We recently raised prices by 55 cents for the haircut service at 1,500 of our salons. We’re looking at additional price increases at our other salons as well. We’ll keep you apprised of both these initiatives during future communications.

In summary, 5 to 6 of the 8 cents operational shortfall should disappear in time. Randy will now discuss the specific items that will impact our third quarter results.

R. Pearce	Thanks, Paul, and thanks to all of you for joining us so late this afternoon. I want to underscore Paul’s

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comments and echo that we are clearly disappointed about our third quarter shortfall and we want to provide as much as we can a thorough discussion regarding our anticipated third quarter results.

Again, if you would, just keep in mind that we have not yet completed digesting all of our fiscal third quarter performance and therefore we may not have all of the answers today. However, as we’ve done in the past, we wanted to disseminate this information immediately just as soon as we’ve learned of it.

As you recall, our same store sales for the first two months of our March quarter increased about 4/10ths of 1% which was slightly below plan. However, given the timing of Easter this year, we forecasted that earnings would be heavily weighted towards the month of March. So we remained optimistic that a decent March would offset the sluggish start of the quarter.

From a revenue and same store sales perspective, March didn’t disappoint us at all. In fact, same store sales were stronger than expected. Comps accelerated as Easter approached. However, when March’s preliminary financial results were summarized earlier this week, we were surprised by the shortfall.

I’ve got some prepared remarks and I will identify the primary reasons for the third quarter miss. I’ll discuss whether or not we believe these are systemic or short term in nature. As Paul mentioned, we believe most of these are very short term in nature. In addition, I will then discuss the noncash charge related to goodwill impairment and a restatement associated with rent holidays.

So let’s get started here. While our third quarter revenues increased 16% and we believe there should be around $557 million and that includes comps of 1.4%, despite this, the overall revenue did fall within the range of $553 to $558 million that we had previously expected and communicated. However, earnings fell short of our January 4th guidance of 53 to 57 cents a share. We now anticipate that third quarter diluted earnings per share will be about 47 cents a share which excludes the noncash charge related to goodwill impairment that I’ll discuss with you in a moment.

I’d like to take just a few moments to reconcile the anticipated earnings shortfall excluding the charges to what we would have expected given the revenue results for the quarter.

Given the 1.4% same store sales growth this past quarter, we believe that this should have translated into earnings of let’s say about 55 cents a share. For the purpose of this reconciliation I’m going to try to reconcile that 55 cents to our updated operational guidance of 47 cents a share. As Paul mentioned, it’s roughly 8 cents of an operational miss this quarter.

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As Paul also mentioned and as we’ve said in the press release, there were three primary factors that led to the third quarter shortfall: lower product margins; higher general administrative expenses; and lower than expected international profitability.

I’ll start first by talking about the product margins. Our product margins were negatively impacted by several factors. These factors reduced third quarter earnings per share by about 3 cents per share. Let me first assure you that the lower product margins have nothing at all to do with our U.K. business. We talked about that last quarter, we had an issue with it last quarter but again nothing to do with the U.K. business. In fact, we’re very pleased with the progress that we seem to be making over in the United Kingdom.

Our product margins for the March quarter were impacted by an adjustment to our usage percentage. As you know, when necessary we will adjust our usage percentage to reflect current product trends.

During the third quarter we completed our book to physical process which covered the September 2004 to January 2005 count period. This resulted in a $700,000 adjustment to product margins. Keep in mind that our usage percentages that we use to calculate product margins on a monthly basis are an estimate and will be trued up during our physical inventory count period. Physical inventory adjustments plus or minus will result from minor shifts in product mix as well as shrink.

In addition, at the end of each quarter we review our slow moving inventory to determine whether an increase to our reserve is necessary. Based on analysis that we completed at the end of the third quarter, we increased our slow moving product reserve by $750,000. While the shelf life of product has not changed, we will modify our product lines to respond to consumer demand from time to time; therefore, we reserve for those products that are no longer in demand and will be donated to various charities.

Finally, the remaining costs that impacted product margins during the quarter were various and included the impact of vendor cash discounts and an adjustment to the weighted average cost associated with our private label product line.

The second broad category I want to talk about is our general and administrative expenses. This category was negatively impacted by a few factors as well and will reduce our third quarter EPS by about 3 cents per share.

Let’s look at some of the pieces here. Professional fees which we include in G&A. Professional fees came in higher than what we had expected and this was in part due to fees that we paid to prepare for our June 30, 2005

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Sarbanes-Oxley 404 compliance effort. Those were about $700,000 higher than what we had budgeted. We believe that phenomena is associated with the first year learning curve of the 404 process and does not imply that we are not comfortable with our controls. In fact, we have been internally testing our processes for more than a year now and we’ve experienced very good testing results. Unfortunately, we do anticipate that some level of increase compliance costs will continue in future periods as well.

Also impacting our third quarter G&A were increased legal fees of about $600,000 associated with a previously disclosed lawsuit related to the Fair Labor Standards Act. We intend to vigorously defend our position in this matter. However, at this time there’s very little visibility as to when this thing will ultimately be concluded and it is likely that we will continue to see increased legal fees in the immediate future.

Finally, various other elements including increased corporate health insurance costs and costs associated with the new AS/400 computer operating lease impacted the quarter.

That was G&A and we’ll also now talk about the third category and that’s international operations. The earnings shortfall associated with our international division was about 2 cents a share. This difference was largely associated with lower than expected revenue and slightly higher payroll costs in our United Kingdom business. For the quarter, results from our United Kingdom business fell below plan by about $900,000. In addition, our franchise business on the continent of Europe continues to under-perform.

In an attempt to accelerate our growth in Europe we incurred incremental costs in the quarter associated with our franchise conventions. Since acquiring the European businesses in fiscal 2002, we have experienced only modest growth in this business. Let me attempt to put this into context, however.

First, our European franchise operations on the continent are profitable, generating approximately 5 million Euros per year. That’s over $7 million of profit each year. Further, the continent will be more profitable this year than it was last year. However, these businesses have not grown fast enough to prevent an impairment charge. We disclosed this and talked about it in our 2004 annual report. We believe the under-performance of this operation is directly related to the slower growth of the European economy combined with long hair fashion cycle.

Each year we test for impairment of goodwill during our third quarter, during our March quarter. Our impairment testing requires us to develop an expected growth model that will be used to calculate the enterprise value of the European business. This year, based on recent growth trends, we modified our growth expectations

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for our European franchise businesses. As a result, the enterprise value of the European business has been significantly reduced. Therefore the accounting literature requires us to write down the balance sheet carrying value to reflect the enterprise value.

While we have not fully completed our analysis, we do expect to reduce goodwill by approximately $40 million during our fiscal 2005 third quarter.

Another item that we talked about and I’ll address further right now is our lease accounting. This matter deals with the treatment of rent holidays as it relates to our financial statements. Because most of you are familiar with the rent holiday issue, I don’t know that it’s necessary to describe this at length but suffice it to say that historically we at Regis, like virtually all other retailers, record rent expense and deferred rent at the beginning of the lease commencement date. That’s when we were legally required to start paying rent and we did not begin recording this expense at the time we took possession of the property.

Generally we take possession of leased property about two to three months prior to the lease commencement date. This period of time gives us the opportunity to build out the site to our specifications. Similar to most of our retailing peers, we did not take this period of time into consideration when calculating our deferred rent. However, the SEC has recently clarified their position with respect to rent holidays which is now requiring us to make an adjustment to our deferred rent account and this is a noncash adjustment. We estimate it to be $5 to $10 million at this point.

Over the next several weeks we will be restating our historical financial statements to reflect this adjustment.

In conclusion, before we begin taking any of your questions, I would like to make a couple of observations. First of all, given our long track record of this company and the relatively consistent and steady growth, it’s certainly humbling for all of us to come back to our shareholders today and to tell you that we will again not meet the level of profitability we had anticipated at the beginning of the quarter.

As disappointing as that news is, we here at Regis still have our chins up. We are confident that the business model is not broken, there’s nothing systemically wrong. Are we going through a difficult stretch? Sure, absolutely, but we have endured periods like this before. We have addressed or are in the process of addressing the issues that I have discussed that impacted the quarter.

As a result, we are not in the position now to discuss fourth quarter fiscal 2005 nor our full year 2006 earnings expectations. Additional details will be included in our April 27th earnings release and in our conference call on that date.

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That completes my prepared comments. We’d certainly like to have you ask any questions that you would like to. Again, we’ll take our best shot at answering that. We do have a couple of people in addition to Paul and I here today. We do have Kyle Vitier, our Vice President of Finance, and we have a few other folks here. We’ve got the resources here to try to answer any questions.

The one thing I do want to make sure people understand when we talk about that rent holiday charge before we open it up for any Q&A, this $5 to $10 million noncash charge, this is something that because of the restatement really is not going to have any material impact on our current year financial results. Rather this will be an adjustment to our beginning of year retained earnings. Secondly, as we go forward in time we also anticipate that this is not going to have much of an impact at all on future earnings performance.

That’s it. Operator, can you now step in and provide any instructions as to how people can ask their questions?

Operator	Thank you, Paul and Randy. At this time the question and answer session will begin. As a reminder, if you have a question please press the star followed by the one on your pushbutton phone. If you would like to withdraw your question, press the star followed by the two. If you are using speaker equipment you will need to lift the handset before pressing the numbers.

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